                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             NATIONWIDE MUTUAL FUNDS
                             -----------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       N/A
                                       ---
     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

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1)   Title of each class of securities to which transaction applies:___________

2)   Aggregate number of securities to which transaction applies:___________

3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)   Form, Schedule or Registration Statement No.:

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4)   Date Filed:

[NATIONWIDE LOGO]

November 15, 2007

Dear partner:

In upcoming weeks,  Mellon Investor  Services is making calls to shareholders of the Nationwide Money Market Fund on behalf of Nationwide Funds Group.

Mellon will solicit those  shareholders for their votes on a proxy to approve an investment sub-advisory agreement with Nationwide Asset Management,  LLC (NWAM).
The  shareholders  must  approve the  agreement  as  outlined by the  Investment
Company Act of 1940.

We'd  like to  provide  some  history  of this  proxy  vote so  you'll be better prepared for any questions your clients may have:

The proposal  would confirm the selection of Nationwide  Asset  Management,  LLC
(NWAM), an affiliate of Nationwide Fund Advisors, to serve as the sub-advisor to the Nationwide Money Market Fund.

The special meeting of shareholders  will only apply to those holders of certain
Nationwide  Mutual Funds on the record date of September 18, 2007.  Shareholders may vote over the phone or  internet,  or may mail in their proxy vote.  Not all shareholders  will be  contacted  by  Mellon  Investor  Services,  on  behalf of
Nationwide Funds Group.

All  shareholders  of the  affected  funds are  entitled to vote by December 11,
2007.  Votes not in by December  11, 2007 will not count,  so remind any of your clients when  necessary that it is important to allow enough time for votes cast by mail to be received by that date.

For  those  shareholders  who held  multiple  accounts  on the  record  date and received  more than one proxy card, it is important to cast votes for all of the shares represented on their proxy cards.

Shareholders  can cast their votes any time by internet or automated  telephone, but he or she  must  have  a  proxy  card  available  at  hand  and  follow  the instructions on the card.

If you have further questions about ways to help your clients during this voting process, call us at 1-800-626-3112, Option 1.

Sincerely,

/s/Joseph P. Frustaglio
Joseph P. Frustaglio
National Sales Manager
Vice President
Nationwide Retirement Sales
Nationwide Financial

Broker/dealer use only
PNN-0439